Exhibit 10.2

RESTRICTED STOCK UNIT AWARD CERTIFICATE

Non-transferable

GRANT TO

(“Grantee”)

by CommScope Holding Company, Inc. (the “Company”) of

_____________ restricted stock units convertible, on a one-for-one basis, into shares of Stock (the “Units”).

[For Inducement Award: The Units are granted as an employment inducement award pursuant to Nasdaq Listing Rule 5635(c)(4), and are not issued under a stockholder-approved incentive plan. Notwithstanding the forgoing, the Units shall be subject to the terms and conditions of the CommScope Holding Company, Inc. Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”) as if the Units had been granted under the Plan, and the terms and conditions of the Plan are hereby incorporated into this Award Certificate. The Units are also subject to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions including the restrictive covenants included in Appendix A to this Award Certificate, and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.]

[For Non-Inducement Award: The Units are granted pursuant to and subject to the provisions of the CommScope Holding Company, Inc. Amended and Restated 2019 Long-Term Incentive Plan (the “Plan”) and to the terms and conditions set forth on the following pages (the “Terms and Conditions”). By accepting the Units, Grantee shall be deemed to have agreed to the Terms and Conditions, including the restrictive covenants included in Appendix A to this Award Certificate, and the Plan. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Plan.]

Unless vesting is accelerated as provided in the Plan or Section 1 of the Terms and Conditions, the Units shall vest (become non-forfeitable) in accordance with the following schedule, subject to Grantee’s Continuous Service on the applicable vesting date.

Continuous Service after Grant Date	Percent of Units Vesting
1st Anniversary of the Grant Date	33 1⁄3%
2nd Anniversary of the Grant Date	33 1⁄3%
3rd Anniversary of the Grant Date	33 1⁄3%

IN WITNESS WHEREOF, CommScope Holding Company, Inc., acting by and through its duly authorized officers, has caused this Award Certificate to be duly executed.

COMMSCOPE HOLDING COMPANY, INC.

By:

Grant Date:

TERMS AND CONDITIONS

1. Vesting of Units. The Units will vest and become non-forfeitable on the earliest to occur of the following (each, a “Vesting Date”):

(a)

as to the percentages of the Units specified on the cover page hereof, on the respective Vesting Dates specified on the cover page hereof, provided Grantee is then still providing Continuous Service to the Company;

(b)	as to all of the Units, on the termination of Grantee’s Continuous Service due to death or Disability;

(c)

as to all of the Units, on the occurrence of a Change in Control, unless the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with the Change in Control; or

(d)

as to all of the Units, if the Units are assumed by the surviving entity or otherwise equitably converted or substituted in connection with a Change in Control, on the termination of Grantee’s employment by the Company without Cause or Grantee’s resignation for Good Reason within two years after the effective date of the Change in Control.

If Grantee’s Continuous Service terminates prior to a Vesting Date for any reason other than as described in (b), (c) or (d) above, Grantee shall forfeit all right, title and interest in and to the then unvested Units as of the date of such termination and the unvested Units will be reconveyed to the Company without further consideration or any act or action by Grantee.

2. Conversion to Stock. The Units that vest upon a Vesting Date will be converted to shares of Stock. The shares of Stock will be registered in the name of Grantee as of the Vesting Date, and certificates for the shares of Stock (or, at the option of the Company, statements of book entry notation of the shares of Stock in the name of Grantee in lieu thereof) shall be delivered to Grantee or Grantee’s designee upon request of Grantee as soon as practicable after the Vesting Date.

3. Dividend Rights. If any dividends or other distributions are paid with respect to the Stock while the Units are outstanding, the dollar amount or fair market value of such dividends or distributions with respect to the number of shares of Stock then underlying the Units shall be credited to a bookkeeping account and held (without interest) by the Company for the account of Grantee. Such amounts shall be subject to the same vesting and forfeiture provisions as the Units to which they relate. Accrued dividends held pursuant to the foregoing provision shall be paid by the Company to Grantee on the applicable Vesting Date.

4. Voting Rights. Grantee shall not have voting rights with respect to the Units. Upon conversion of the Units into shares of Stock, Grantee will obtain full voting rights and other rights as a stockholder of the Company.

5. Restrictions on Transfer and Pledge. No right or interest of Grantee in the Units may be pledged, encumbered, or hypothecated to or in favor of any party other than the

Company or an Affiliate, or shall be subject to any lien, obligation, or liability of Grantee to any other party other than the Company or an Affiliate. The Units are not assignable or transferable by Grantee other than to a beneficiary or by will or the laws of descent and distribution.

6. Restrictions on Issuance of Shares. If at any time the Committee shall determine, in its discretion, that registration, listing or qualification of the Shares underlying the Units upon any Exchange or under any foreign, federal, or local law or practice, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition to the settlement of the Units, the Units will not be converted to Shares in whole or in part unless and until such registration, listing, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.

7. No Right of Continued Service. Nothing in this Award Certificate shall interfere with or limit in any way the right of the Company or any Affiliate to terminate Grantee’s service at any time, nor confer upon Grantee any right to continue to provide services to, the Company or any Affiliate.

8. Payment of Taxes. The Company or any employer Affiliate has the authority and the right to deduct or withhold, or require Grantee to remit to the employer, an amount sufficient to satisfy federal, state, and local taxes (including Grantee’s FICA obligation) required by law to be withheld with respect to any taxable event arising in connection with the Units. The withholding requirement may be satisfied, in whole or in part, by withholding from the settlement of the Units Shares having a Fair Market Value on the date of withholding equal to the amount required to be withheld for tax purposes, all in accordance with such procedures as the Committee approves.

9. Stockholders Agreement; Registration Rights Agreement. As a condition to the issuance of Shares of Stock hereunder, Grantee agrees that such Shares shall be subject to all of the terms, conditions and restrictions contained in any Stockholders Agreement by and among the Company and the Company’s stockholders and in any Registration Rights Agreement by and among the Company and the Company’s stockholders and that Grantee will become a party to and subject to such Stockholders Agreement and such Registration Rights Agreement.

10. Plan Controls. The terms contained in the Plan are incorporated into and made a part of this Award Certificate, and this Award Certificate shall be governed by and construed in accordance with the Plan. In the event of any actual or alleged conflict between the provisions of the Plan and the provisions of this Award Certificate, the provisions of the Plan shall be controlling and determinative.

11. Successors. This Award Certificate shall be binding upon any successor of the Company, in accordance with the terms of this Award Certificate and the Plan.

12. Severability. If any one or more of the provisions contained in this Award Certificate are invalid, illegal or unenforceable, the other provisions of this Award Certificate will be construed and enforced as if the invalid, illegal or unenforceable provision had never been included.

13. Notice. Notices hereunder must be in writing, delivered personally or sent by registered or certified U.S. mail, return receipt requested, postage prepaid. Notices to the Company must be addressed to CommScope Holding Company, Inc., 1100 CommScope Place, SE, Hickory, North Carolina 28602, Attn: Corporate Secretary, or any other address designated by the Company in a written notice to Grantee. Notices to Grantee will be directed to the address of Grantee then currently on file with the Company, or at any other address given by Grantee in a written notice to the Company.

14. Compensation Recoupment Policy. The Units and any Stock issued thereunder shall be subject to any compensation recoupment policy of the Company that is applicable by its terms to Grantee and to awards of this type.

15. Sell to Cover Policy. By accepting the Units, (i) Grantee agrees that he or she shall be subject to, and consents to the application of, any policy adopted by the Company that requires Grantee to sell Shares to satisfy his or her federal, state, and local tax withholding obligations (including Grantee’s FICA obligation) that arise with respect to this Award (a “sell to cover” policy), and (ii) in connection with any such “sell to cover” policy, Grantee hereby authorizes the plan administrator or other entity designated by the Company in its sole discretion to sell a number of Shares issued in connection with the vesting of the Units, which the Company determines, in its sole discretion, is sufficient to generate an amount to satisfy such tax withholding obligations, and to pay such amounts to the Company.

16. Restrictive Covenants. As a condition to Grantee’s receipt of the Units, Grantee agrees to the restrictive covenants set forth in Appendix A to this Award Certificate. In the event Grantee breaches any of the covenants set forth in Appendix A, all unvested Units covered by this Award Certificate shall be immediately forfeited. Such forfeiture shall be in addition to any other right the Company may have with respect to any such violation or breach.

APPENDIX A

Restrictive Covenants

As a condition of Grantee’s receipt of the Units, Grantee agrees to the following restrictions. This Appendix A constitutes part of the Terms and Conditions of the Award Certificate relating to the Units.

1. Acknowledgments.

(a)

Access to Confidential Information and Relationships. Grantee acknowledges and agrees that as a result of Grantee’s employment with the Company or an Affiliate, Grantee’s knowledge of and access to confidential and proprietary information, and Grantee’s relationships with the Company’s or its Affiliate’s customers and employees, Grantee would have an unfair competitive advantage if Grantee were to engage in activities in violation of the Restrictive Covenants. Grantee also acknowledges and agrees that these Restrictive Covenants are necessary to protect the trade secrets of Company.

(a)

No Undue Hardship. Grantee acknowledges and agrees that, in the event that his/her employment with the Company terminates, Grantee possesses marketable skills and abilities that will enable Grantee to find suitable employment without violating the Restrictive Covenants.

(b)

Voluntary Execution. Grantee acknowledges and affirms that he/she is entering into the Restrictive Covenants voluntarily by way of his/her acceptance of the Units, that he/she has read the Award Certificate and this Appendix A carefully and had a full and reasonable opportunity to consider the Units and the Restrictive Covenants (including an opportunity to consult with legal counsel), and that he/she has not been pressured or in any way coerced, threatened or intimidated into accepting the Units or entering into the Restrictive Covenants.

2. Definitions. The following capitalized terms used in this Appendix A shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

(a)

“Business” means the business of designing, building, and selling (i) wired and wireless networks, (ii) radio frequency wireless networks including macro, metro, DAS and small cell solutions, (iii) indoor network solutions for commercial buildings, data centers, central offices and cable television head ends, (iv) outdoor network solutions for telecom service providers and cable TV networks, including FTTX solutions, (v) appliances at homes that deliver internet or paid TV, (vi) software and appliances in cable and telecom networks to create and manage signals for internet and video, and (vii) appliances in enterprises that deliver wired and wireless connectivity to end users, as well as the business of providing any other activities, products, or services of the type conducted, authorized, offered, or provided by the Company as of Grantee’s Termination Date, or during the two (2) years immediately prior to Grantee’s Termination Date.

(b)

“Confidential Information” means any and all data and information relating to the Company, its activities, business, or clients that (i) is disclosed to Grantee or of which Grantee becomes aware as a consequence of his/her employment with the Company; (ii) has value to the Company; and (iii) is not generally known outside of the Company. “Confidential Information” shall include, but is not limited to the following types of information regarding, related to, or concerning the Company: trade secrets (as defined by N.C. Gen. Stat. § 66-152(3)); financial plans and data; management planning information; business plans; operational methods; market studies; marketing plans or strategies; pricing information; product development techniques or plans; customer lists; customer files, data and financial information; details of customer contracts; current and anticipated customer requirements; identifying and other information pertaining to business referral sources; past, current and planned research and development; computer aided systems, software, strategies and programs; business acquisition plans; management organization and related information (including, without limitation, data and other information concerning the compensation and benefits paid to officers, directors, employees and management); personnel and compensation policies; new personnel acquisition plans; and other similar information. “Confidential Information” also includes combinations of information or materials which individually may be generally known outside of the Company, but for which the nature, method, or procedure for combining such information or materials is not generally known outside of the Company. In addition to data and information relating to the Company, “Confidential Information” also includes any and all data and information relating to or concerning a third party that otherwise meets the definition set forth above, that was provided or made available to the Company by such third party, and that the Company has a duty or obligation to keep confidential. This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law. “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.

(c)

“Material Contact” means (i) having dealings with a customer or potential customer on behalf of the Company; (ii) coordinating or supervising dealings with a customer or potential customer on behalf of the Company; (iii) obtaining Confidential Information about a customer or potential customer in the ordinary course of business as a result of Grantee’s employment with the Company; or (iv) receiving compensation, commissions, or earnings within the two (2) years prior to Grantee’s Termination Date that resulted from the sale or provision of products or services of the Company to a customer.

(d)	“Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

(e)	“Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

(f)

“Protected Customer” means any Person to whom the Company has sold its products or services or actively solicited to sell its products or services, and with whom Grantee has had Material Contact on behalf of the Company during his/her employment with the Company.

(g)	“Restrictive Covenants” means the restrictive covenants contained in Sections 3 through 6 of this Appendix A.

(h)	“Restricted Period” means any time during Grantee’s employment with the Company, as well as two (2) years from Grantee’s Termination Date.

(i)	Restricted Territory” means:

(i) the geographic area where the Company or an Affiliate engages in the Business on a material basis, which Grantee and the Company agree includes the United States of America (Alabama, Alaska, Arizona, Arkansas, California, Colorado, Connecticut, Delaware, Florida, Georgia, Hawaii, Idaho, Illinois, Indiana, Iowa, Kansas, Kentucky, Louisiana, Maine, Maryland, Massachusetts, Michigan, Minnesota, Mississippi, Missouri, Montana, Nebraska, Nevada, New Hampshire, New Jersey, New Mexico, New York, North Carolina, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, Rhode Island, South Carolina, South Dakota, Tennessee, Texas, Utah, Vermont, Virginia, Washington, West Virginia, Wisconsin, Wyoming, and District of Columbia), Canada, Mexico, Argentina, Columbia, Brazil, the United Kingdom, Ireland, Italy, Belgium, France, Germany, the Netherlands, Spain, India, China, Japan, and Australia.; and

(ii) any other territory where Grantee is working on behalf of the Company during the one (1) year preceding the conduct in question (if the conduct occurs while Grantee is still employed by the Company) or Grantee’s Termination Date (if the conduct occurs after Grantee’s Termination).

(j)	“Termination” means the termination of Grantee’s employment with the Company, for any reason, whether with or without cause, upon the initiative of either party.

(k)	“Termination Date” means the date of Grantee’s Termination.

3. Restriction on Disclosure and Use of Confidential Information. Grantee agrees that Grantee shall not, directly or indirectly, use any Confidential Information on Grantee’s own behalf or on behalf of any Person other than Company, or reveal, divulge, or disclose any Confidential Information to any Person not expressly authorized by the Company to receive such Confidential Information. This obligation shall remain in effect for as long as the information or materials in question retain their status as Confidential Information. Grantee further agrees that he/she shall fully cooperate with the Company in maintaining the Confidential Information to the extent permitted by law. The parties acknowledge and agree that this Award Certificate is not intended to, and does not, alter either the Company’s rights or Grantee’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices. Anything herein to the contrary notwithstanding, Grantee shall not be restricted from: (i) disclosing information that is required to be disclosed by law, court order or other valid and appropriate legal process; provided, however, that in the event such disclosure is required by law, Grantee shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Grantee; (ii) reporting possible violations of federal, state, or local law or regulation to any governmental agency or entity, or from making other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and Grantee shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that Grantee has made such reports or disclosures; (iii) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or (iv) disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4. Non-Competition. Grantee agrees that, during the Restricted Period, he/she will not, without prior written consent of the Company, directly or indirectly (i) carry on or engage in business activities that are competitive with any aspect of the Business within the Restricted Territory on his/her own or on behalf of any Person or any Principal or Representative of any Person; (ii) hold a position with any Person engaging in any business activities that are competitive with any aspect of the Business, whether as employee, consultant, or otherwise, in which (A) Grantee will have duties, or will perform or be expected to perform services for such Person, that relate to such business activities that are competitive with any aspect of the Business within the Restricted Territory (for the avoidance of doubt, to the extent Grantee will only have duties with respect to, and will only perform or be expected to perform services for, aspects of such Person’s business that are not competitive with any aspect of the Business, such activity shall not be restricted by the foregoing clause (A)), or (B) Grantee will use or disclose or be reasonably expected to use or disclose any Confidential Information for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to such business activities that are competitive with any aspect of the Business within the Restricted Territory; or (iii) own any interest in or organize any Person which engages in any business activities that are competitive with any aspect of the Business within the Restricted Territory; provided, however, that nothing in this Section 4 shall prohibit or limit Grantee’s ability to purchase or hold, solely for investment purposes, up to two percent (2%) of the stock of any publicly traded entity (whether or not it engages in any business activities that are competitive with any aspect of the Business within the Restricted Territory) so long as Grantee is not actively involved in the management, operations or business thereof.

5. Non-Solicitation of Protected Customers. Grantee agrees that, during the Restricted Period, he/she shall not, without the prior written consent of the Company, directly or indirectly, on his/her own behalf or as a Principal or Representative of any Person, solicit, divert, take away, or attempt to solicit, divert, or take away a Protected Customer for the purpose of engaging in, providing, or selling Competitive Services.

6. Non-Recruitment of Employees and Independent Contractors. Grantee agrees that during the Restricted Period, he/she shall not, directly or indirectly, whether on his/her own behalf or as a Principal or Representative of any Person, recruit, solicit, or induce or attempt to recruit, solicit or induce any employee or independent contractor of the Company to terminate his/her employment or other relationship with the Company or to enter into employment or any other kind of business relationship with the Grantee or any other Person.

7. Enforcement of Restrictive Covenants.

(a)

Rights and Remedies Upon Breach. The parties specifically acknowledge and agree that the remedy at law for any breach of the Restrictive Covenants will be inadequate, and that in the event Grantee breaches, or threatens to breach, any of the Restrictive Covenants, the Company shall have the right and remedy, without the necessity of proving actual damage or posting any bond, to enjoin, preliminarily and permanently, Grantee from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. Grantee understands and agrees that if he/she violates any of the obligations set forth in the Restrictive Covenants, the period of restriction applicable to each obligation violated shall cease to run during the pendency of any litigation over such violation, provided that such litigation was initiated during the period of restriction. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity. Grantee understands and agrees that, if the Parties become involved in legal action regarding the enforcement of the Restrictive Covenants and if the Company prevails in such legal action, the Company will be entitled, in addition to any other remedy, to recover from Grantee its reasonable costs and attorneys’ fees incurred in enforcing such covenants. The Company’s ability to enforce its rights under the Restrictive Covenants or applicable law against Grantee shall not be impaired in any way by the existence of a claim or cause of action on the part of Grantee based on, or arising out of, this Award Certificate or any other event or transaction.

(b)

Severability and Modification of Covenants. Grantee acknowledges and agrees that each of the Restrictive Covenants is reasonable and valid in time and scope and in all other respects. The parties agree that it is their intention that the Restrictive Covenants be enforced in accordance with their terms to the maximum extent permitted by law. Each of the Restrictive Covenants shall be considered and construed as a separate and independent covenant. Should any part or provision of any of the Restrictive Covenants be held invalid, void, or unenforceable, such invalidity, voidness, or unenforceability shall not render invalid, void, or unenforceable any other part or provision of this Award Certificate or such Restrictive Covenant. If any of the provisions of the Restrictive Covenants should ever be held by a court of competent jurisdiction to exceed the scope permitted by the applicable law, such provision or provisions shall be automatically modified to such lesser scope as such court may deem just and proper for the reasonable protection of the Company’s legitimate business interests and may be enforced by the Company to that extent in the manner described above and all other provisions of this Award Certificate shall be valid and enforceable.

8. Miscellaneous.

(a)

Applicable Law; Forum Selection; Consent to Jurisdiction. The Company and Grantee agree that this Award Certificate shall be governed by and construed and interpreted in accordance with the laws of the State of North Carolina without giving effect to its conflicts of law principles. Grantee agrees that the exclusive forum for any action to enforce this Award Certificate, as well as any action relating to or arising out of this Award Certificate, shall be the state or federal courts of the State of North Carolina. With respect to any such court action, Grantee hereby (a) irrevocably submits to the personal jurisdiction of such courts; (b) consents to service of process; (c) consents to venue; and (d) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction, service of process, or venue. Both parties hereto further agree that the state and federal courts of the State of North Carolina are convenient forums for any dispute that may arise herefrom and that neither party shall raise as a defense that such courts are not convenient forums.

(b)	Severability. The invalidity or unenforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.

(c)

Waiver. Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Award Certificate shall not be deemed a waiver or relinquishment of any right granted in this Award Certificate or of the future performance of any such term or condition or of any other term or condition of this Award Certificate, unless such waiver is contained in a writing signed by the party making the waiver.